Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated September 3, 2021, except as to the immaterial error correction described in Note 2, which is as of December 9, 2021, with respect to the combined financial statements of HomeSmart Holdings, Inc., included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Phoenix, Arizona

January 7, 2022